EXHIBIT 10.26

[ENTRUST TECHNOLOGIES, INC. LETTERHEAD]

February 2, 2004

David J. Wagner

7821 Hamburg Court

Plano, TX 75025

Dear David:

We are pleased to inform you that, pursuant to the Entrust Technologies, Inc. Change in Control Bonus Incentive Plan (the “Plan”), the Committee hereby grants to you an opportunity to receive a bonus upon the occurrence of a Change in Control (the “Award”), in addition to any other compensation from the Company that you are otherwise entitled to receive. The amount of bonus payable to you upon a Change in Control is dependent upon the Fair Market Value of the Common Stock on such date and is reflected in the chart below.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. Unless otherwise stated, all capitalized terms used herein have the meanings set forth in the Plan.

You will be entitled to receive a cash bonus (payable under the terms of the Plan) based on the Fair Market Value of Common Stock on the date that a Change in Control occurs (a “Common Stock Price Target”), as follows:

Common Stock Price Target	Cash Bonus Amount
$3.20	$250,000
$3.50	$250,000
$3.75	$250,000
$4.00	$250,000
$4.25	$305,000
$4.50	$360,000
$4.75	$415,000
$5.00	$470,000
$5.25	$525,000
$5.50	$580,000
$5.75	$635,000
$6.00	$690,000
$6.25	$745,000
$6.50	$800,000
$6.75	$900,000
$7.00	$854,000
$7.25	$808,000
$7.50	$762,000
$7.75	$716,000
$8.00	$670,000
$8.25	$624,000
$8.50	$578,000
$8.75	$532,000
$9.00	$486,000
$9.25	$440,000
$9.50	$394,000
$9.75	$348,000
$10.00 and above	$302,000

If Fair Market Value of Common Stock on the date a Change in Control occurs is between two Common Stock Price Targets, then your cash bonus will be the bonus payable at the Common Stock Price Target nearest the Fair Market Value. If the Fair Market Value of Common Stock on the date that a Change in Control occurs is below $3.20, then you will not be eligible to receive any bonus payment under the Plan.

The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or interfere in any way with the right of the Company to terminate your service at any time.

You should sign and return a copy of this agreement to the Secretary indicating your approval of this letter. This acknowledgement must be returned within thirty (30) days, otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and this letter, and that you agree to abide by the applicable terms of these documents.

Very truly yours,

/s/ F. William Conner

Enclosures

The undersigned hereby agrees to the foregoing:

/s/ David J. Wagner

David J. Wagner	Date